Exhibit 99.1

Accentia Biopharmaceuticals Announces $8.5 Million Financing to

Advance Key Strategies for SinuNase™ and Revimmune™

TAMPA, FLORIDA – June 17, 2008 – Accentia Biopharmaceuticals, Inc. (NASDAQ: ABPI) announced that it has entered into definitive agreements for an approximate $8.5 million private placement offering of Secured Convertible Debentures and common stock purchase Warrants to existing institutional investors. Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc. (NASDAQ: RODM) acted as the exclusive placement agent. The closing of the definitive agreements is expected to take place today subject to the satisfaction of closing conditions.

Accentia intends to use the proceeds to support development, regulatory and partnering strategies for SinuNase™ and Revimmune™ and support general operations.

The Debentures are convertible into Company common stock at $1.10 per share. After six months, the Debentures will amortize through thirty equal installments. The Company may at its option redeem the Debentures for an amount equal to 110% of the then outstanding principal. The debentures were issued at an 8% original issue discount and bear interest at an annual rate of 8% payable monthly commencing one year from closing. The offering includes the issuance of warrants, giving holders the right to purchase approximately 2.8 million shares of Company common stock, exercisable at $1.21 per share with a six-year term. The Company has agreed to file a registration statement under the Securities Act of 1933 (the “Act”) for the common shares to be issued upon conversion of the Debentures and the exercise of the warrants.

Accentia entered into agreements with purchasers participating in this offering who are also investors in the Company’s previous private placements, whereby the conversion price of outstanding 8% Convertible Debentures issued in September 2006 and February 2007 and Preferred Series A-1 Stock issued in January 2008 held by such investors is being adjusted to $1.25 per share. Additionally, the exercise price of the warrants issued in these prior financings held by these purchasers is being adjusted to $1.50 per share.

As part of the closing of the offering, the Company is required to modify and restructure its agreement with Laurus Master Fund, Ltd. to have Laurus release all of Laurus’ liens on the Company’s assets except for Laurus’ first lien on the Analytica subsidiary and the Company’s royalty interest in the BiovaxID® product which will continue subject to modification in the final documents with Laurus. The Company anticipates that this, and other required conditions, will be satisfied today.

The press release summarizes the terms of this offering, and complete details of this private transaction are expected to be disclosed in a planned report on Form 8-K to be filed with the Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offering, solicitation or sale would be unlawful. The securities offered in the private placement to the investors were not registered under the Act, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration, under the Act.

About Accentia Biopharmaceuticals, Inc.

Accentia Biopharmaceuticals, Inc. (NASDAQ: ABPI) is committed to building significant value for its stockholders through the commercialization of patent-protected disruptive healthcare technologies designed to be positioned as leading products for the treatment of a broad range of chronic, debilitating and life-threatening diseases including respiratory, autoimmune and cancer indications. The Company generated more than $18 million in revenues in fiscal-year 2007, primarily based on sales of its marketed specialty pharmaceutical products and its analytical consulting business serving biopharmaceutical clients.

Accentia is advancing a portfolio of potential blockbuster drug candidates which target multi-billion dollar market opportunities. These late-stage products include: BiovaxID®, a novel anti-idiotype cancer vaccine for the treatment of B-cell malignancies including indolent follicular non-Hodgkin’s lymphoma; Revimmune™, a novel ultra-high-dose formulation of a previously approved chemotherapeutic agent expected to show utility in the treatment of up to 80 autoimmune diseases, with an initial focus on multiple sclerosis; and SinuNase™, a novel formulation of a previously approved anti-fungal for the topical, intranasal treatment of chronic sinusitis.

Accentia’s interest in BiovaxID is based on its majority ownership stake in Biovest International, Inc. (OTCBB: BVTI), and Accentia also maintains a royalty interest in Biovest’s biologic products. Accentia is a portfolio company of the Hopkins Capital Group.

For further information, please visit: http://www.Accentia.net

Accentia Biopharmaceuticals, Inc. Corporate Contacts:

Douglas Calder, Director of Investor Relations & Public Relations,

Phone: (813) 864-2554, ext.258 / Email: dwcalder@accentia.net

Forward-Looking Statements:

Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements about Revimmune™, SinuNase™, BiovaxID®, AutovaxID™, SinuTest™, AllerNase™ and any other statements relating to products, product candidates, product development programs, the FDA or clinical study process including the commencement, process, or completion of clinical trials or the regulatory process. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions, and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Accentia to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Accentia undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. The product names used in this statement are for identification purposes only. All trademarks and registered trademarks are the property of their respective owners.